BRF S.A.

Public Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS) announces to its shareholders and the market in general that the Brazilian Ministry of Agriculture, Livestock, and Supply (“MAPA”) revoked the precautionary measure issued on March 16, 2018, which had temporarily interrupted the production and sanitary certification of poultry products in the Company’s plants that effectively exported to the European Union. Therefore, BRF is entitled to resume shipments of poultry products produced in its Brazilian platform with destination to this market.

BRF is still waiting for a final decision from European Union regarding the potential limitation of its exports to the European market and will promptly inform its shareholders and the market in general regarding any new information related to the current announcement.

Sao Paulo, April 18, 2018.

Lorival Nogueira Luz Jr.

Chief Financial and Investor Relations Officer